EXHIBIT 3.1.1

ARTICLES SUPPLEMENTARY

REDWOOD TRUST, INC.

Class A Convertible Preferred Stock
(Par Value $.01 Per Share)

Redwood Trust, Inc., a Maryland corporation (hereinafter called the “Corporation”), having its principal office at The Corporation Trust Incorporated. Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article VI of the Charter of the Corporation, the Board of Directors has duly divided and classified 12,000,000 shares of the capital stock of the Corporation into a series designated Class A Convertible Preferred Stock and has provided for the issuance of such series.

SECOND: The terms of the Class A Convertible Preferred Stock as set by the Board of Directors are as follows:

1. Designation and Amount; Fractional Shares; Par Value. There shall be a series of Preferred Stock of the Corporation designated as “Class A Convertible Preferred Stock” and the number of shares constituting such series shall be 12,000,000. The Class A Convertible Preferred Stock is issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Class A Convertible Preferred Stock as set forth herein and in the Articles of Incorporation. The par value of each share of Class A Convertible Preferred Stock shall be $.01. Certain Shares of Class A Convertible Preferred Stock together with Warrants therefor are being offered for sale as Units in a private placement through Montgomery Securities (the “Offering”).

2. Dividends. The holders of the Class A Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for such purpose, cash dividends in such amounts as the Board of Directors may determine in order to satisfy the dividend distribution requirements applicable to “real estate investment trusts” under the provisions of the Internal Revenue Code of 1986, as it may be amended, or for such other purpose as the Board of Directors may deem appropriate.

In no event, so long as any Class A Convertible Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Common Stock, other than a dividend or distribution payable in shares of Common Stock, nor (without the written consent of the holders of 66-2/3% of the outstanding Class A Convertible Preferred Stock or as otherwise provided pursuant to Article XI of the Articles of Incorporation) shall any shares of Common Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, unless in each instance the price paid for such purchase or redemption does not exceed $.01 per share (adjusted for any subsequent dividends or distributions payable in Common Stock or any subdivision or combination or reclassification of Common Stock).

3. Liquidation Preference. Subject to the prior payment in full of the preferential amounts to which shares of any other series or class of stock of the Corporation ranking, as to distributions upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any such event, a “Liquidation”), senior to the Class A Convertible Preferred Stock, are entitled in the event of any Liquidation, each holder of a share of Class A Convertible Preferred Stock shall be entitled to receive, and be paid out of the assets of the Corporation available for distribution to its stockholders, a liquidation preference in the amount of $15.00 per share, plus all declared and unpaid dividends on such share (the “Liquidation Preference”). If upon any Liquidation the amounts payable with respect to the liquidation preference of the Class A Convertible Preferred Stock and any shares of a class or series of the Corporation’s stock ranking on a parity with the Class A Convertible Preferred Stock as to distributions upon such Liquidation (“Parity Stock”) are not paid in full, the holders of Class A Convertible Preferred Stock and of such shares of Parity Stock will share pro rata in the amounts payable and other property distributable with respect to such Liquidation so that the per share amounts to which holders of Class A Convertible Preferred Stock and the holders of such shares of Parity Stock are entitled will in all cases bear to each other the same ratio that the liquidation preferences of the Class A Convertible Preferred Stock and such shares of Parity Stock bear to each other. Following the payment of all of the Liquidation Preference, the shares of all capital stock junior to the Class A Convertible Preferred Stock shall have a right to receive a liquidation per share equivalent to (a) in the case of Common Stock, $15.00 divided by the Conversion Ratio (as defined in Section 4(a)(i)) (the “Common Stock Liquidation”), (b) in the case of any other capital stock with a specified liquidation preference, the amount of such preference and (c) in the case of all other capital stock junior to the Class A Convertible Preferred Stock, the Common Stock Liquidation multiplied by the number of shares of Common Stock which are equivalent to one share of such other capital stock (collectively, the “Junior Stock Liquidation”). Upon the payment of the Junior Stock Liquidation, the holders of the Class A Convertible Preferred Stock and any shares of a class or series of the Corporation’s stock ranking on a parity or junior to the Class A Convertible Preferred Stock will share pro rata in the amounts payable and other property distributable with respect to such Liquidation so that the per share amounts to which holders of Class A Convertible Preferred Stock and the holders of such shares of Parity Stock and junior stock are entitled will in all cases bear to each other the same ratio that the liquidation amounts received prior to the payment of such amounts bear to each other. Neither a consolidation or merger of the Corporation with or into another corporation, nor a merger of any other corporation with or into the Corporation, nor the sale of all or substantially all of the Corporation’s property or business (other than in connection with a winding up of its business) will be considered a Liquidation for purposes of this Section.

4. Conversion Privileges.

(a) Rights of Conversion.

(i) Optional Conversion. Each holder of shares of Class A Convertible Preferred Stock shall have the right, at such holder’s option, to convert all or a portion of the shares held, at any time or from time to time following the date occurring six months after the last offer or sale of Units under the Offering (the “Start Date”) into that number of fully paid and nonassessable shares of Common Stock, or such other securities and property as hereinafter provided (calculated as to each conversion to the nearest 1/100th of a share, with .5/100 rounded upwards), determined by multiplying the aggregate number of shares of Class A Convertible Preferred Stock being convened at such time by such holder, by the ratio (the “Conversion Ratio”) of (i) $15.00 (the issue price per share of Class A Convertible Preferred Stock), divided by (ii) the Conversion Price. For purposes of this Articles Supplementary, “Conversion Price” shall initially mean $15.00 until such Conversion Price is adjusted in accordance with the provisions of Section 4(d) hereof and thereafter shall mean the Conversion Price in effect from time to time as adjusted. Except as specifically provided in Section 4(d) hereof, there shall be no adjustment of the Conversion Price in case of the issuance of any securities of the Corporation. All adjustments in the Conversion Price shall be rounded to the nearest whole cent, with one-half cent rounded upwards.

(ii) Automatic Conversion. Notwithstanding anything to the contrary contained in this Section, each share of Class A Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Ratio but in no event prior to the Start Date (a) at the close of business on the date there shall be received the written consent to conversion of the Class A Convertible Preferred Stock into Common Stock from the holders of a majority in interest of the then issued and outstanding shares of Class A Convertible Preferred Stock, (b) at the close of business on the date of the closing of an underwritten public offering (“Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public resulting in gross proceeds to the Corporation of at least $15 million, or (c) at the close of business on the date which is fifth anniversary of the last closing under the Offering.

(b) Conversion Procedures. Any holder of shares of Class A Convertible Preferred Stock desiring to convert such shares pursuant hereto shall surrender the certificate or certificates evidencing such shares to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Class A Convertible Preferred Stock) at any time during its usual business hours which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by (i) an irrevocable written notice to the Corporation that the holder elects to convert such shares and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued and (ii) if required pursuant to Section 4(f), an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

The holder of a share of Class A Convertible Preferred Stock at the close of business on a record date shall be entitled to receive the dividend payable thereon on the corresponding dividend payment date notwithstanding the conversion thereof during the period between the record date with respect to such dividend and the corresponding dividend payment date or the Corporation’s default in the payment of the dividend due on such dividend payment date. Except as provided in the preceding sentence, no payments or adjustments in respect of dividends on shares of Class A Convertible Preferred Stock surrendered for conversion or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Class A Convertible Preferred Stock.

The Corporation shall, as soon as practicable after effectiveness of conversion of shares of Class A Convertible Preferred Stock and compliance with the other conditions herein contained, deliver to the holder whose shares of Class A Convertible Preferred Stock are so converted, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled, together with a cash payment in respect of any fraction of a share of Common Stock as hereinafter provided. Subject to the following provisions of this paragraph, each conversion pursuant to Section 4(a)(i) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Class A Convertible Preferred Stock to be converted shall have been surrendered together with the irrevocable written notice and the payment of taxes (if applicable), all as provided in this Section 4(b), and, the person or persons entitled to receive the Common Stock deliverable upon conversion of such Class A Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock at such time on such date, unless the stock transfer books of the Corporation shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date on which such shares shall have been surrendered and the other conditions specified above have been satisfied. Notwithstanding the preceding sentence, in the event that at the time of surrender of shares of Class A Convertible Preferred Stock for conversion pursuant to Section 4(a)(i) the Corporation has an effective registration statement covering such conversion to Common Stock, the holder so surrendering shares for conversion shall have the right to rescind such election to convert (by delivering a written notice to that effect to the Corporation at the office at which such shares were surrendered) for a period ending at the close of business on the fifth business day after the Corporation shall have mailed (for overnight delivery if possible) to such holder at its last address as it shall appear upon the stock transfer books of the Corporation a copy of the Prospectus covering such conversion. Each conversion pursuant to Section 4(a)(ii) shall be deemed to have been effected at the time and on the date therein specified. No holder of Class A Convertible Preferred Stock shall have any rights as a holder of Common Stock (or any other securities into which the Class A Convertible Preferred Stock may become convertible) unless and until such conversion has been effected.

(c) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Class A Convertible Preferred Stock. If a certificate or certificates representing more than one share of Class A Convertible Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class A Convertible Preferred Stock so surrendered by such record holder as provided in Section 4(b). In lieu of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Class A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the current fair market value of the Common Stock on the day immediately preceding the date of conversion, as determined by the Board of Directors.

(d) Adjustment for Change in Capital Stock; Reorganization of the Corporation. If, after the issuance of any shares of Class A Convertible Preferred Stock, the Corporation:

(i) subdivides its outstanding shares of Common Stock into a greater number of shares;

(ii) combines its outstanding shares of Common Stock into a smaller number of shares; or

(iii) issues by any dividend or distribution to the holders of Common Stock, shares of Common Stock; or

(iv) issues by reclassification of its Common Stock any shares of its capital stock.

then the conversion rights and the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of shares of Class A Convertible Preferred Stock thereafter converted may receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action if such holder had converted the shares of Class A Convertible Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the effective date of the subdivision, combination, issuance or reclassification.

If after an adjustment a holder of shares of Class A Convertible Preferred Stock upon conversion of such shares may receive shares of two or more classes of capital stock of the Corporation, the Conversion Price shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of capital stock as is contemplated by this Section 4(d) with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this Section 4(d).

If the amount of any adjustment of the Conversion Price required pursuant to this Section 4(d) would be less than one percent (1%) of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, no adjustment to the Conversion Price shall be made and such amount shall be carried forward and an adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one percent (1%) of such Conversion Price. This paragraph shall not apply to any adjustment to the Conversion Price pursuant to Section 4(h).

If the Corporation is a party to a consolidation or a merger which reclassifies or changes its outstanding Common Stock, the person obligated to deliver securities, cash or other assets upon conversion of shares of Class A Convertible Preferred Stock shall make provisions in its certificate or articles of incorporation or other constituent document to establish that the holder of shares of Class A Convertible Preferred Stock may convert such shares into the kind and amount of securities, cash or other assets which such holder would have received immediately after the consolidation or merger if such holder had converted such shares immediately before the effective date of the transaction. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 4(d).

(e) Adjustment Report. Whenever any adjustment is required in the shares into which any share of Class A Convertible Preferred Stock is convertible, the Corporation shall cause a notice of such adjustment, setting forth the adjusted Conversion Price and the calculation thereof to be mailed to the holders of record of shares of Class A Convertible Preferred Stock at their respective addresses as shown on the stock transfer books of the Corporation.

(f) Reservation of Shares; Transfer Taxes, Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Class A Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Class A Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Maryland, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Class A Convertible Preferred Stock.

The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of the Class A Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Class A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g) Prior Notice of Certain Events. In case:

(i) the Corporation shall take any action that would require an adjustment pursuant to Section 4(d) hereof; or

(ii) the Corporation shall take any action that would require any person to make provisions in a certificate or articles of incorporation or other constituent document as contemplated by Section 4(d) hereof; or

(iii) of a Liquidation;

then the Corporation shall cause to be mailed to the holders of record of the Class A Convertible Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least twenty days prior to the applicable date, a notice stating the date on which the subdivision, consolidation, dividend, distribution, reclassification, merger or Liquidation is expected to become effective (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

(h) Notwithstanding any other provision of this Section 4, if (i) the Shelf Registration Statement (as such term is defined in the Registration Rights Agreement (the “Rights Agreement”) between the Corporation and Montgomery Securities which in part relates to the Class A Convertible Preferred Stock) is not filed with the Securities and Exchange Commission on or prior to May 22, 1995, or (ii) the Shelf Registration Statement has not been declared effective by the Securities and Exchange Commission within 60 days after the date of the initial filing thereof (each such event referred to in clause (i) and (ii), a “Registration Default”), the Conversion Price will be reduced (subject to adjustments in the event of stock splits, stock recombinations, stock dividends and the like) by an amount each week equal to (A) during the first 90-day period immediately following the occurrence of such Registration Default, $.01; (B) during each 90-day period subsequent to the initial 90-day period, by an additional $.01 per week for each additional 90-day period (i.e., during the second 90-day period, the decrease will be $.02 per week and during the third 90-day period, the decrease will be $.03 per week); provided, however, that in no event will the Conversion Price be decreased below $14.50 (subject to adjustments as set forth above) and the price will not be decreased by any additional amount pursuant to this paragraph upon the cure of all Registration Defaults. No decrease in the Conversion Price will be effected with respect to any week commencing after such time as all of the Class A Convertible Preferred Stock ceases to be Registrable Securities (as such term is defined in the Rights Agreement).

5. Voting Rights.

(a) The holders of Class A Convertible Preferred Stock and Common Stock shall vote together as a class for the election of all the directors of the Corporation and, except as otherwise provided by law and the Articles of Incorporation or these Articles Supplementary, on all other matters to be voted on by the stockholders of the Corporation on the following basis: (1) each holder of Class A Convertible Preferred Stock shall be entitled to one vote for each share of Common Stock which would be issuable to such holder upon the conversion of all the shares of Class A Convertible Preferred Stock so held on the record date for the determination of stockholders entitled to vote, and (2) each holder of Common Stock shall be entitled to one vote per share; provided, however, that:

(i) the holders of Class A Convertible Preferred Stock and the holders of Common Stock will be entitled to vote as separate classes for any proposed merger, consolidation or sale of the assets of the Company as an entirety;

(ii) the holders of Class A Convertible Preferred Stock will be entitled to vote separately as a class on the matters described under Section 6 below; and

(iii) the holders of Class A Convertible Preferred Stock and the holders of Common Stock will be entitled to vote as separate classes for any stock splits, reverse stock splits, or other amendments to the Articles of Incorporation which in any way adversely affects the respective preferences, qualifications, special or relative rights or privileges of the Common Stock.

(b) The holders of Class A Convertible Preferred Stock will also be entitled to designate one person to attend all Board of Directors meetings as a non-voting observer.

6. Restrictions. At any time when shares of Class A Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation or these Articles Supplementary, and in addition to any other vote required by law, without the prior consent of the holders of a majority in interest of the outstanding Class A Convertible Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Class A Convertible Preferred Stock shall vote together as a class:

(a) The Corporation will not create or issue any additional class or series of capital stock unless the same ranks junior to the Class A Convertible Preferred Stock both as to dividends and as to the distribution of the assets on Liquidation or increase the authorized amount of the Class A Convertible Preferred Stock or increase the authorized amount of any additional class or series of capital stock unless the same ranks junior to the Class A Convertible Preferred Stock both as to dividends and as to the distribution or assets on Liquidation, whether any such creation or authorization or increase shall be by means of amendment of the Articles of Incorporation or these Articles Supplementary, merger, consolidation or otherwise; provided, however, that the Corporation is authorized to create and issue up to $50 million in additional Class A Convertible Preferred Stock or in one or more new classes or series of capital stock ranking pari passu with Class A Convertible Preferred Stock as to dividends and as to the distribution of assets on Liquidation, at a per share price not less than the then current Conversion Price.

(b) The Corporation will not amend, alter or repeal the terms of the Class A Convertible Preferred Stock in any way which adversely affects the respective preferences, qualifications, special or relative rights or privileges of the Class A Convertible Preferred Stock, except for the effects of any additional issuances of Class A Convertible Preferred Stock or other class or series of capital stock permitted under Section 6(a).

7. Ranking Upon Liquidation. Any class or series of capital stock of the Corporation shall be deemed to rank:

(i) senior to the Class A Convertible Preferred Stock, as to dividends or upon Liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in preference or priority to the holders of Class A Convertible Preferred Stock;

(ii) on a parity with the Class A Convertible Preferred Stock, as to dividends or upon Liquidation, whether or not the dividend rates, dividend payment dates or redemption or Liquidation prices per share thereof are different from those of the Class A Convertible Preferred Stock, if the holders of such class or series of stock and the Class A Convertible Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in proportion to their respective amounts of accumulated and unpaid dividends per share or Liquidation prices, as the case may be, without preferences or priority one over the other; and

(iii) junior to the Class A Convertible Preferred Stock, as to dividends or upon Liquidation, if such stock shall be Common Stock or any other class or series of capital stock of the Corporation if the holders of Class A Convertible Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in preference or priority to the holders of shares of such other stock.

8. Outstanding Shares. For purposes of these Articles Supplementary, all shares of Class A Convertible Preferred Stock issued by the Corporation shall be deemed outstanding except (i) from the date specified in these Articles Supplementary upon the conversion of any shares of Class A Convertible Preferred Stock into Common Stock and (ii) from the date of registration of transfer to the Corporation of any direct or indirect majority-owned subsidiary of the Corporation, all shares of Class A Convertible Preferred Stock held of record by the Corporation or any such direct or indirect majority-owned subsidiary of the Corporation.

9. Status of Acquired Shares. Shares of Class A Convertible Preferred Stock received by the Corporation upon conversion pursuant to Section 4 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of capital stock, without designation as to class, and may thereafter be issued, but not as shares of Class A Convertible Preferred Stock except as otherwise permitted herein.

10. No Redemption. The shares of Class A Convertible Preferred Stock shall not be subject to redemption, either mandatorily or at the option of the Corporation or the holder thereof, except as otherwise provided pursuant to Article Xl of the Articles of Incorporation.

11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

12. Time and Business Days. Wherever in these Articles Supplementary there are references to “at the close of business” such references shall mean 5:00 P.M. Pacific Standard or Daylight Time, as the case may be, on a business day. References to “business days” shall mean days other than (i) a Saturday or Sunday, (ii) a legal holiday in the State of California, or (iii) a day on which banking institutions in the City and County of San Francisco are authorized or obligated by law or executive order to be closed.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on August 10, 1994.

WITNESS:	REDWOOD TRUST, INC.

/s/ Frederick H. Borden	/s/ Douglas B. Hansen
Frederick H. Borden	Douglas B. Hansen
Secretary	President

THE UNDERSIGNED, President of Redwood Trust, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Douglas B. Hansen
Douglas B. Hansen
President